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THE BRIAN H. CORP.

SHAREHOLDER RECONFIRMATION



To The Board of Directors
 of The Brian H. Corp.
63 Wall Street, Suite 1801
New York, New York  10005

     The undersigned, owner of           shares of The Brian H. Corp. (the
"Shares"), purchased in The Brian H. Corp.'s initial public offering, hereby acknowledges that these Shares are being held in escrow pursuant to Rule 419 of Regulation C under the Securities Act of 1933, as amended ("Rule 419"). I further acknowledge that I have 20 days from the effective date of the
post-effective amendment [(    )] to notify The Brian H. Corp. that I will
remain an investor in The Brian H. Corp. I am aware that if The Brian H. Corp. has not received this notice within 20 days following the effective date of the post-effective amendment, my pro rata funds which are currently held in escrow shall be sent by first class mail, or other equally prompt means, to me within five days.

     I have read over the post-effective amendment of The Brian H. Corp. and wish to reconfirm my investment.




Name (print or type)          Signature


Street Address



City, State, Zip Code          Social Security Number



Phone Number


Please return the enclosed Letter of Reconfirmation to Schonfeld & Weinstein, 63 Wall Street, Suite 1801, New York, New York 10005. The Shareholder
Reconfirmation vote will take place on [    ], 1997.  Please make sure this
letter is received by Schonfeld & Weinstein by [    ].
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